UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Corporate Headquarters

April 4, 2011

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, May 19, 2011, at the Crowne Plaza Hotel, 1201 Riverplace Boulevard, Jacksonville, Florida, at 4:00 p.m. local time. In the following Notice of 2011 Annual Meeting and Proxy Statement, we describe the matters you will be asked to vote on at the meeting.

Once again, we are pleased to utilize the Securities and Exchange Commission rules allowing us to furnish our proxy materials to you over the Internet. We believe this allows us to provide the information you need in a more timely, efficient and cost-effective manner.

As always, your vote is very important. I urge you to vote on the Internet, by telephone or by mail in order to be certain that your shares are represented at the meeting, even if you plan to attend.

Sincerely yours,

LEE M. THOMAS

Chairman and Chief Executive Officer

Rayonier Inc.        •        1301 Riverplace Boulevard        •         Jacksonville, FL 32207

Telephone (904) 357-9100        •         Fax (904) 357-9101

Corporate Headquarters

April 4, 2011

NOTICE OF 2011 ANNUAL MEETING

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Crowne Plaza Hotel, 1201 Riverplace Boulevard, Jacksonville, Florida on Thursday, May 19, 2011 at 4:00 p.m. local time, for the purposes of:

1)	electing three Class II directors to terms expiring in 2014;

2)	approving, in a non-binding vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

3)	recommending, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

4)	ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;

5)	acting on one shareholder proposal described in the attached Proxy Statement; and

6)	acting upon such other matters as may properly come before the meeting.

All Rayonier shareholders of record at the close of business on March 21, 2011 are entitled to vote at the meeting.

We urge you to vote your shares over the Internet, by telephone or through the mail at your earliest convenience.

W. EDWIN FRAZIER, III

Senior Vice President, Chief Administrative Officer and Corporate Secretary

Rayonier Inc.        •        1301 Riverplace Boulevard        •         Jacksonville, FL 32207

Telephone (904) 357-9100        •         Fax (904) 357-9101

PROXY STATEMENT

2011 Annual Meeting of Shareholders of Rayonier Inc.

Thursday, May 19, 2011

The 2011 Annual Meeting of Shareholders of Rayonier Inc. (the “Annual Meeting”) will be held on May 19, 2011, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to your company in this Proxy Statement as “we”, “us”, “our”, the “Company” or “Rayonier”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This year we are once again utilizing the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2010 Annual Report to Shareholders (the “Annual Report”), which includes our 2010 Annual Report on Form 10-K, including financial statements, as well as how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting these materials included in the Internet Notice.

The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain shareholders on or about April 4, 2011.

The Notice of 2011 Annual Meeting, this Proxy Statement and our Annual Report are available at www.ProxyVote.com.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:

You are being asked by the Company to vote on five matters: (1) the election of three directors: Paul G. Boynton, Mark E. Gaumond and David W. Oskin (more information on each nominee is included beginning on page 8); (2) the approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement (referred to herein as “Say on Pay”; beginning on page 45); (3) the recommendation, in a non-binding vote, of whether a non-binding shareholder vote to approve the compensation of our named executive officers as disclosed in the Company’s proxy statement should occur every one, two or three years (referred to herein as “Say When on Pay”; see page 46); (4) the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011 (see page 47); and (5) one shareholder proposal (beginning on page 49). The Board of Directors recommends that you vote “FOR” each of the director nominees listed above, “ONE YEAR” for the Say When on Pay proposal, “AGAINST” the shareholder proposal and “FOR” each of the other proposals.

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 81,089,562 shares of Rayonier common stock (“Common Shares”) outstanding at the close of business on March 21, 2011 is entitled to one vote for each share owned.

Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:

As allowed under SEC rules, we are providing access to our proxy materials and the Annual Report over the Internet to all shareholders who have not previously indicated a preference to receive paper copies. The Internet Notice advised you of the website where you can access the proxy materials and the Annual Report, request a printed set of the proxy materials and the Annual Report if you would like, and submit your proxy over the Internet.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.

•	You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice.

•

If you receive hard-copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

•

You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE SHARES THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:	If you hold shares of the Company through any of the following employee benefit plans, you vote them by following the instructions above. The employee benefit plans are:

Rayonier Investment and Savings Plan for Salaried Employees

Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations

Rayonier-Jesup Mill Savings Plan for Hourly Employees

Rayonier Inc.-Fernandina Mill Savings Plan for Hourly Employees

If you hold shares in any of these Company employee benefit plans and do not vote your shares or specify your voting instructions on your proxy card, the trustee of the employee benefit plans will vote your plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for employee benefit plan shares must be received by May 16, 2011.

Q:	IS MY VOTE CONFIDENTIAL?

A:

Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:

It means that you have multiple accounts in which you own Common Shares. Please vote all shares in each account for which you receive an Internet Notice or proxy card to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York Mellon. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York Mellon at 1-800-659-0158. From outside the U.S. you may call The Bank of New York Mellon at 201-680-6685.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•

voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan shares, the cut off date noted above (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;

•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:

In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 21, 2011 must be present, either in person or represented by proxy. All shares voted pursuant to properly submitted proxies and ballots, as well as abstentions and shares voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:

The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.

Please note that under New York Stock Exchange (“NYSE”) rules, banks and brokers are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors (referred to as “broker non-votes”). As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY ON PAY” PROPOSAL?

A:

The vote on the Say on Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the proposal will be approved on a non-binding, advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions therefore will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed shares for any company proposals relating to executive compensation, which includes this Say on Pay vote. As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares on the Say on Pay proposal, no votes will be cast on your behalf with regard to approval of the compensation of our named executive officers as disclosed in this Proxy Statement. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the Say on Pay proposal.

Q:	HOW WILL MY RECOMMENDATION ON THE “SAY WHEN ON PAY” PROPOSAL BE RECORDED?

A:

The vote on the Say When on Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the Company will report the results of the vote and will announce when the next Say on Pay proposal will be presented for a shareholder vote.

Banks and brokers are not permitted to vote uninstructed shares for any company proposals relating to executive compensation, which includes this Say When on Pay vote. As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares on the Say When on Pay proposal, no votes will be cast on your behalf on the recommendation of whether a shareholder vote to approve the compensation of our named executive officers as disclosed in the Company’s proxy statement should occur every one, two or three years. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank of broker if you want your vote to be counted in the recommendation of a frequency under the Say When on Pay proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:

The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions will therefore not affect the outcome of the proposal. Because brokerage firms and banks are permitted to vote on the ratification of the Company’s independent registered public accounting firm in the absence of instructions from their customers, we do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE SHAREHOLDER PROPOSAL?

A:	The shareholder proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions and broker non-votes will therefore not affect the outcome.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:

We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of our shareholders. Under the Company’s bylaws, all shareholder proposals must have been received by December 6, 2010 to be considered for inclusion in this Proxy Statement, and all other shareholder proposals and director nominations must have been received between January 21 and February 20, 2011 to be otherwise properly brought before the Annual Meeting. We have not received any other shareholder proposals or director nominations from shareholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and on a Form 8-K to be filed with the SEC no later than May 25, 2011.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:

The Company pays the costs of soliciting proxies and has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies. For these services the Company will pay Innisfree a fee of $12,500, plus expenses. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:

For a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 6, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary

Rayonier Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, FL 32207

For a shareholder proposal (including a director nomination) to be properly brought before the shareholders at the 2012 Annual Meeting outside of the Company’s proxy statement, the shareholder must provide the information required by the Company’s By-laws and give timely notice in accordance with such By-laws, which, in general, require that the notice be received by the Company’s Secretary: (i) no earlier than the close of business on January 20, 2012; and (ii) no later than the close of business on February 19, 2012.

If the date of the 2012 Annual Meeting is moved more than 30 days before or more than 60 days after May 19, 2012, then notice of a shareholder proposal that is not intended to be included in the Company’s Proxy Statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; and (b) 10 days after public announcement of the meeting date.

We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing overall corporate policy and for overseeing management and the ultimate performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. The Board held seven meetings during 2010.

Our Board currently consists of eleven directors divided into three classes (I, II and III) serving staggered three-year terms. The terms of the Class II directors, Paul G. Boynton, Mark E. Gaumond, Paul G. Kirk, Jr., David W. Oskin and Carl S. Sloane, will expire at the 2011 Annual Meeting, at which time Messrs. Kirk and Sloane will retire in accordance with the Board’s policy regarding mandatory retirement age. Messrs. Boynton, Gaumond and Oskin have been nominated for re-election for a term expiring in 2014.

The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

If any incumbent nominee for director should fail to receive the required affirmative vote of the majority of the votes cast with regard to his election, under North Carolina law (the Company’s state of incorporation) the director would remain in office as a “holdover” director until his successor is elected and qualified or he resigns, retires or is otherwise removed. In such a situation, our Corporate Governance Principles require the director to tender his resignation to the Board. The Nominating and Corporate Governance Committee (the “Nominating Committee”) would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Board is then required to make a determination and publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.

Director Qualifications

We believe the members of our Board of Directors have the proper mix of relevant experience and expertise given the Company’s businesses and REIT structure, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than a maximum permitted age of 72. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our shareholders. These criteria for Board membership are periodically evaluated by the Nominating Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

A biography of each member of Rayonier’s current Board of Directors, including the three nominees for election, is set forth below. Also included is a statement regarding each director’s or nominee’s individual qualifications for Board service.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.

Information as to Nominees for Election to the Board of Directors

Class II, Terms Expire in 2011

PAUL G. BOYNTON, Age 46	Director Since 2011

Mr. Boynton is President and Chief Operating Officer of the Company, a position he has held since October 1, 2010. Previously he held a number of positions of increasing responsibility with Rayonier, including Senior Vice President, Performance Fibers from July 2002-January 2008, Senior Vice President, Performance Fibers and Wood Products from January 2008-November 2009 and Executive Vice President, Forest Resources and Real Estate from November 2009-October 2010. Mr. Boynton joined the Company as Director, Specialty Pulp Marketing and Sales in 1999. Prior to joining Rayonier, he held positions with 3M Corporation from 1990 to 1999, most recently as Global Brand Manager, 3M Home Care Division (a global manufacturer and marketer of cleaning tool products). Mr. Boynton serves on the Board of Directors of The Brink’s Company and is a director of the National Alliance of Forest Owners. He holds a B.S. in Mechanical Engineering from Iowa State University, an M.B.A. from the University of Iowa, and graduated from the Harvard University Graduate School of Business Advanced Management Program.

Mr. Boynton has direct operational experience leading each of our three core businesses and long-standing relationships with our major customers. We believe this history with Rayonier, together with his marketing and engineering background, make Mr. Boynton uniquely well suited to contribute to Board considerations of operational and strategic decisions across all of our business units.

MARK E. GAUMOND, Age 60	Director Since 2010

Mr. Gaumond is the former Americas Senior Vice Chair – Markets of Ernst & Young (a global leader in assurance, tax, transaction and advisory services), a position he held from 2006-2010. Previously he served as Ernst & Young’s Managing Partner, San Francisco from 2003-2006 and as an audit partner on several major clients. Prior to joining Ernst & Young, Mr. Gaumond was a Managing Partner with Arthur Andersen from 1994-2002 and a partner in the firm’s audit practice from 1986-1994. Mr. Gaumond serves on the Board of Directors of Booz Allen Hamilton Holding Corporation and the Board of Trustees of the California Academy of Sciences. He holds a bachelor’s degree from Georgetown University and an MBA from the Leonard N. Stern School of Business, New York University. In addition, Mr. Gaumond is a member of The American Institute of Certified Public Accountants.

Mr. Gaumond has 35 years of managerial, financial and accounting experience working extensively with senior management, audit committees and boards of directors of public companies, including several in the forest products industry. We believe Mr. Gaumond’s experience and financial expertise allow him to contribute strongly to our Board’s oversight of the Company’s overall financial performance, reporting and controls.

DAVID W. OSKIN, Age 68	Director Since 2009

Mr. Oskin is President of Four Winds Ventures, LLC (a private investment and advisory company). He was the Executive Vice President of International Paper Company (a paper, packaging and forest products company) from 1996 to 2003. Previously Mr. Oskin was Chief Executive Officer of Carter Holt Harvey Limited (a New Zealand based forest products company) from 1992 to 1996 and Senior Vice President of International Paper from 1975 to 1992. Mr. Oskin is a director of Verso Paper Corp., Pacific Millennium Corporation, Samling Global Limited, and Big Earth Publishing LLC, and serves as Chair Emeritus of the Board of Trustees of Widener University. He holds bachelor and doctoral degrees from Widener University.

Mr. Oskin has long and extensive experience in the global forest products industry, having managed both manufacturing and timber operations, and also brings global public company board experience to Rayonier. We believe this industry experience is particularly well suited to assisting the Board in understanding the key drivers of our timber and performance fibers businesses.

Information as to Other Directors

Class I, Terms Expire in 2013

C. DAVID BROWN, II, Age 59	Director Since 2006

Mr. Brown is Chairman of Broad and Cassel (a law firm based in Orlando, Florida), a position he has held since 2000. Previously, he served as Managing Partner of the firm’s Orlando office from 1990. He joined the firm in 1980. Prior to joining Broad and Cassel, Mr. Brown was an associate with Rowland, Bowen and Thomas, P.A. and served as a First Lieutenant in the United States Air Force. Mr. Brown serves on the Board of Directors of CVS Caremark Corporation and the Board of Trustees for the University of Florida. He holds bachelor’s and juris doctorate degrees from the University of Florida.

Over a 33-year legal career, Mr. Brown has developed and demonstrated expertise in finance, environmental and land use issues, particularly in the State of Florida, as well as extensive experience in structuring complex real estate transactions. We believe his experience and expertise facilitate our Board’s discussions regarding our timberland and real estate assets, particularly in the Southeastern United States.

JOHN E. BUSH, Age 58	Director Since 2008

Mr. Bush is President of Jeb Bush and Associates (a consulting firm). He served as the 43rd Governor of the State of Florida from January 1999 until January 2007. Prior to his election as Governor, Mr. Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. He formed and serves as chairman of The Foundation for Florida’s Future, a non-profit public policy organization and the Foundation for Excellence in Education, a non-profit charitable organization. Mr. Bush serves on the Boards of Directors of Tenet Healthcare Corporation and Swisher Hygiene Inc. He holds a bachelor’s degree in Latin American affairs from the University of Texas at Austin.

In addition to his invaluable political experience in the State of Florida, Mr. Bush has expertise in the real estate industry and brings a unique understanding of global public policy issues. Given this background, we believe Mr. Bush brings a valuable perspective to our Board’s consideration of the issues facing our land holdings and global performance fibers business.

LEE M. THOMAS, Age 66	Director Since 2006

Mr. Thomas is Chairman and Chief Executive Officer of the Company, positions he has held since July 1, 2007. He served as President and Chief Executive Officer from March 2007 to July 2007 and as a Director since March 2006. Prior to joining Rayonier, Mr. Thomas served as President of Georgia-Pacific Corporation (a global manufacturer and marketer of tissue, packaging, paper, building products and related chemicals), beginning in September 2002, and as its Chief Operating Officer from March 2003 to December 2005. Prior to becoming President and Chief Operating Officer, Mr. Thomas served in a number of management positions with Georgia-Pacific, including President-Building Products and Distribution, Executive Vice President-Consumer Products and Executive Vice President-Paper and Chemicals. Mr. Thomas previously served as chairman and chief executive officer of Law Companies Environmental Group Inc., as administrator of the U.S. Environmental Protection Agency, as executive deputy director of the Federal Emergency Management Agency, as director of the Division of Public Safety Programs-Office of the Governor of South Carolina and on the Board of Directors of the Federal Reserve Bank of Atlanta. Mr. Thomas serves on the Boards of Directors of Airgas, Inc. and Regal Entertainment Group. He holds a bachelor’s degree from the University of the South and an M.Ed. from the University of South Carolina.

Mr. Thomas has broad forest products industry experience, both domestic and international, along with an extensive knowledge of the environmental regulatory process and general political framework. We believe his industry and governmental experience and expertise are uniquely well suited to management of our core businesses and leadership of our Board.

Class III, Terms Expire in 2012

RICHARD D. KINCAID, Age 49	Director Since 2004

Mr. Kincaid is the President and Founder of the BeCause Foundation (a non-profit corporation that heightens awareness of complex social problems and promotes change through the power of film). He was the President, Chief Executive Officer and a trustee of Equity Office Properties Trust (an owner and manager of office buildings and, at the time, the largest U.S. real estate investment trust) until March 2007. He was named President in November 2002 and Chief Executive Officer in April 2003. Mr. Kincaid joined Equity Office Properties Trust as a Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C. (a predecessor of Equity Office Properties Trust), and was Senior Vice President of Equity Group Investments, Inc. (a private investment company). Mr. Kincaid serves on the Boards of Directors of Vail Resorts, Inc. and Strategic Hotels & Resorts, Inc. He is a graduate of Wichita State University and holds an MBA from the University of Texas.

Mr. Kincaid has significant financial expertise together with broad experience in the real estate industry and a deep understanding of the structural and strategic implications of REIT status. We believe his experience and expertise are particularly well suited to assist the Board in understanding the opportunities and challenges presented by our REIT structure, as well as overseeing the Board’s management of our real estate business and general financing decisions.

V. LARKIN MARTIN, Age 47	Director Since 2007

Ms. Martin is the Managing Partner of Martin Farm and Vice President of The Albemarle Corporation (family businesses with interests in agriculture and timberland), positions she has held since 1990. She also served as Chairman of the Board of Directors of the Federal Reserve Bank of Atlanta from January 2007 until December 2008 and is a director and officer of Servico, Inc. and Cottonseed, LLC (operations involved in cotton ginning, warehousing and whole cottonseed sales). Ms. Martin is the immediate past Chairman of the Board of Directors of The Cotton Board and is a member of the President’s Advisory Council of the University of Alabama in Birmingham. She holds a bachelor’s degree from Vanderbilt University.

Ms. Martin has direct operating experience in the land-based businesses of agriculture and timberland management, particularly in the Southeastern United States, together with an understanding of national and regional financial markets. We believe this skill set allows Ms. Martin to add substantial value to Board discussions regarding our forest resources business and overall economic forces and trends impacting the Company.

RONALD TOWNSEND, Age 69	Director Since 2001

Mr. Townsend is an independent communications consultant based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, most recently as President of Gannett Television Group. Mr. Townsend attended The City University of New York, Bernard Baruch.

Mr. Townsend brings significant experience in media and public relations issues to the Board and is familiar with public company board processes. We believe his background and expertise, including his political and civic activities in the Jacksonville, Florida area, provide the Board with a unique perspective on high-profile issues facing our core businesses.

Information as to Retiring Directors

PAUL G. KIRK, JR., Age 73	Director Since 1994

Mr. Kirk is the Chairman, President and a director of Kirk & Associates, Inc. (a business advisory and consulting firm). He served as an interim United States Senator for Massachusetts from September 2009 until

February 2010. He was a partner in the law firm of Sullivan & Worcester from 1977 to 1992 and is presently affiliated with the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk formerly served as Co-Chairman of the Commission on Presidential Debates, a Trustee of St. Sebastian’s School, Chairman of the Board of Directors of the John F. Kennedy Library Foundation, and Chairman of the Visiting Committee on Harvard Athletics. He currently serves on the Boards of Directors of The Hartford Financial Services Group, Inc. and Cedar Shopping Centers, Inc. and is a member of the Bloomberg Government Advisory Board. Mr. Kirk is a graduate of Harvard College and Harvard Law School.

Mr. Kirk has extensive political and public policy experience at the national level, along with legal and corporate governance expertise and an understanding of public company board processes. We believe this unique experience and skill set benefit our Board’s discussions of the many public policy issues impacting our businesses and strategy.

CARL S. SLOANE, Age 74	Director Since 1997

Mr. Sloane served as Co-Chairman of AlixPartners Holdings and Questor Partners Holdings (providers of services and capital to underperforming and distressed companies) from June 2005 until October 2006. He is also Professor Emeritus, Harvard University Graduate School of Business Administration, and a Trustee of Beth Israel Deaconess Medical Center, a Harvard affiliated teaching hospital. Mr. Sloane was the Ernest L. Arbuckle Professor of Business Administration at Harvard from 1991 until his retirement in 2000. Prior to joining the Harvard faculty, he spent 30 years in management consulting, the last 20 with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. He was also a director of Brink’s Home Security Holdings, Inc. from 2008 to 2010 and a director of The Brink’s Company from 1998 to September 2008. He is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

With 30 years experience in management consulting before entering academia, Mr. Sloane has particular expertise in the areas of strategic planning and analysis, and is familiar with corporate governance and public company board processes. We believe his experience and expertise enhance the Board’s ongoing evaluation and oversight of the Company’s short- and long-term strategies.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors operates under a set of Corporate Governance Principles, which includes guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website at www.rayonier.com. The Board, through the Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.

Director Independence

The Company’s Common Shares are listed on the NYSE. In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.

Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2010, other than Messrs. Thomas and Boynton, are independent.

The Nominating Committee, on behalf of the Board of Directors, annually reviews any transactions undertaken or relationship existing between the Company and other companies in connection with which any of our directors are affiliated. The Board determined that none of the transactions or relationships identified for 2010 were material to the Company, the other companies or the subject directors.

Committees of the Board of Directors

As indicated below, our Board of Directors has three standing committees, each of which operates under a written charter available on the Investor Relations section of the Company’s website at www.rayonier.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2010
AUDIT: Richard D. Kincaid, Chair C. David Brown, II John E. Bush Mark E. Gaumond Paul G. Kirk, Jr. V. Larkin Martin

This committee is responsible for advising the Board concerning the financial structure of the Company and oversight of our accounting and financial reporting policies, processes and systems of internal control, including:

•    financings;

•    risk management policies;

•    compliance with various REIT qualification tests;

•    investment policies;

•    performance of our pension and savings plans;

•    monitoring the independence and performance of our independent registered public accounting firm, with responsibility for such firm’s selection, evaluation, compensation and discharge;

•    approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm;

•    facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm; and

•    overseeing our enterprise risk management and legal compliance and ethics programs, including our Standard of Ethics and Code of Corporate Conduct.

		9

COMPENSATION AND MANAGEMENT DEVELOPMENT: Carl S. Sloane, Chair C. David Brown, II Richard D. Kincaid David W. Oskin Ronald Townsend	This committee is responsible for overseeing the compensation and benefits of employees, including: • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing the Compensation Discussion and Analysis included in the annual Proxy Statement; • approving individual compensation actions for all senior executives other than our Chief Executive Officer; and • recommending compensation actions regarding our Chief Executive Officer for approval by our non-management directors.	4

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2010
NOMINATING AND CORPORATE GOVERNANCE: Ronald Townsend, Chair John E. Bush Mark E. Gaumond Paul G. Kirk, Jr. V. Larkin Martin David W. Oskin Carl S. Sloane

This committee is responsible for advising the Board with regard to board structure, composition and governance, including:

•    establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;

•    recommending the composition of Board committees;

•    overseeing processes to evaluate Board and committee effectiveness;

•    recommending director compensation and benefits programs to the Board;

•    overseeing our corporate governance structure and practices, including our Corporate Governance Principles; and

•    reviewing and approving changes to the charters of the other Board committees.

8

During 2010, the Board determined to dissolve its Finance Committee, which had been in place since 1998. The responsibilities previously delegated to the Finance Committee were either delegated to the Audit Committee or retained at the Board level.

On average, our directors attended 98 percent of the aggregate meetings of the Board of Directors and committees on which they served during 2010, and no director attended less than 75 percent of such meetings.

Non-Management Director Meetings and Lead Director

Our non-management directors met separately in five regularly scheduled meetings, chaired by the Lead Director, during 2010. The non-management directors elected Mr. Kirk to a two-year term as Lead Director in 2009. Following Mr. Kirk’s resignation in September 2009 to serve in the United States Senate, Mr. Townsend served as interim Lead Director until Mr. Kirk’s re-appointment to the Board effective March 1, 2010, at which time Mr. Kirk reassumed the Lead Director role. Upon the expiration of Mr. Kirk’s term in May 2011, the non-management directors will elect a new Lead Director to a two-year term.

Board Leadership Structure and Oversight of Risk

Lee Thomas has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since 2007. We believe that given the Board and committee structure and governance processes discussed above, the appropriate leadership structure for our Company is to have a combined Chairman and Chief Executive Officer together with a Lead Director, elected by and from the independent Board members with clearly delineated and comprehensive duties, including:

•	To act as intermediary between the non-management directors and the Chairman/CEO;

•	To suggest calling full Board meetings to the Chairman/CEO when appropriate;

•	To call meetings of the non-management directors;

•	To set the agenda for and lead meetings of the non-management directors;

•	To brief the Chairman/CEO on issues arising in the meetings of non-management directors;

•	To collaborate with the Chairman/CEO to set the agenda for Board meetings; and

•	To facilitate discussions among the non-management directors on key issues and concerns outside of Board meetings.

The combined Chairman and Chief Executive Officer role provides unambiguous reporting lines for management and allows the Company to communicate to customers, suppliers, shareholders, employees and other stakeholders with a single, consistent voice.

The Board oversees risk management at Rayonier by annually appointing the members of the Enterprise Risk Management (“ERM”) Committee, which consist of senior executives chaired by Mr. Thomas, who serves as the Company’s Chief Risk Officer. The ERM Committee in turn appoints the members of business unit and staff function level Risk Assessment and Management teams, which continually identify and assess the material risks facing their respective business or function and submit semi-annual reports to the ERM Committee. These reports form the basis for the ERM Committee’s annual risk assessment whereby risks are evaluated and categorized based on probability, potential impact and the Company’s tolerance for the risk type, and used to develop a list of enterprise-level material risks which are reported to the Audit Committee for review and evaluation of mitigation strategies. The Audit Committee then assigns on-going board level oversight responsibility for each material risk to either the full Board or the appropriate Board committee. The ERM Committee’s annual risk assessment with regard to the Company’s overall compensation policies and practices is approved by the Compensation and Management Development Committee (the “Compensation Committee”). In addition, the ERM Committee annually reports on the overall risk management program and the identified material risks to the full Board. We believe that these governance practices, including the interaction of the various committees with our Chairman and Chief Executive Officer, facilitate effective Board oversight of our significant risks, but have not affected our Board’s leadership structure.

Director Attendance at Annual Meeting of Shareholders

Directors are encouraged, but not required, to attend each Annual Meeting of Shareholders. At the 2010 Annual Meeting, nine of ten directors were in attendance.

Communications with the Board

Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Lead Director or the independent non-management directors as a group may do so by writing to any such party at Rayonier, c/o Corporate Secretary, 1301 Riverplace Boulevard, Jacksonville, Florida 32207. All concerns received will be appropriately forwarded and, if deemed appropriate by the Corporate Secretary, may be accompanied by a report summarizing such concerns.

Director Nomination Process

Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified from any other source. The directions for shareholders to submit director nominations for the 2012 Annual Meeting are set forth beginning on page 5 under “When Are Shareholder Proposals for the 2012 Annual Meeting of Shareholders Due?” The Nominating Committee has from time to time utilized independent third-party search firms to identify potential director candidates. In 2010, Mr. Gaumond was identified by such a firm that also assisted with his evaluation for Board membership.

Diversity

Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director candidates or the selection of nominees. However, the Nominating Committee does utilize a skills-matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity of experience and expertise among our directors. The Nominating Committee assesses such diversity through its annual review of Board structure and composition and review of the annual Board and committee performance evaluations.

Related Person Transactions

Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than 5% of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest.

To implement the policy, each year a Related Person list is compiled based on information obtained from our annual Director and Officer Questionnaires and, after review and consolidation by our Corporate Secretary, is provided to business unit, accounts payable, accounts receivable, financial, legal and communications managers and other persons responsible for purchasing or selling goods or services for the Company. Prior to entering into any transaction with a Related Person, the manager responsible for the potential transaction and/or the Related Person must provide notice to the Corporate Secretary setting out the facts and circumstances of the proposed transaction. If the Corporate Secretary determines that the transaction would constitute a Related Person Transaction, it is then submitted for consideration by the Nominating Committee, which will approve only those transactions determined to be in, or not inconsistent with, the best interests of the Company and its shareholders. In reviewing Related Person Transactions, the Nominating Committee will consider:

•	the Related Person’s relationship to the Company and interest in any transaction with the Company;

•	the material terms of a transaction with the Company, including the type and amount;

•	the benefits to the Company of any proposed or actual transaction;

•	the availability of other sources of comparable products and services that are part of a transaction with the Company; and

•	if applicable, the impact on a director’s independence.

In the event we become aware of a completed or ongoing Related Person Transaction that has not been previously approved, it is promptly submitted to the Nominating Committee for evaluation and, if deemed appropriate, ratification.

In addition, each year the persons and entities identified as Related Persons are matched against the Company’s accounts payable and accounts receivable records to determine whether any Related Person participated in a transaction with the Company, regardless of the amount involved. A report of all such transactions is prepared by the Corporate Secretary and reviewed with the Nominating Committee to determine if any would constitute a Related Person Transaction under our policy or would require proxy statement disclosure under SEC rules and regulations.

For 2010, no Related Person Transactions were submitted to the Nominating Committee for approval or ratification, and no transaction with any Related Person was identified as requiring proxy statement disclosure.

Standard of Ethics and Code of Corporate Conduct

The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonier.com.

Compensation Committee Interlocks and Insider Participation; Processes and Procedures

Each of Messrs. Brown, Kincaid, Oskin, Sloane and Townsend served as a member of our Compensation Committee during the fiscal year ended December 31, 2010. No member of the Compensation Committee served as one of our officers or employees at any time during 2010 or had any related party transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serve, or served during 2010, as a member of the board of directors or compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation philosophy, and the primary programs supporting that philosophy, are long-standing and tightly focused on tying the success of management and our shareholders. We believe our compensation programs have been an important part of our ability to attract and retain a talented management team and to consistently out-perform our competitors in the delivery of long-term value to shareholders.

In 2010, our shareholders enjoyed a 30% total return as we:

•	Achieved record earnings, excluding gains from one-time special items; and

•	Increased our regular dividend by 8%, the fifth increase since our REIT conversion in 2004.

Our 2010 results are discussed further beginning at page 25 (Results of Operations) of our 2010 Annual Report on Form 10-K.

The cornerstone of our compensation philosophy is to provide a substantial majority of senior executive compensation in the form of “at risk” performance-based incentives. For 2010, the portion of total compensation for our named executive officers allocated to such incentives ranged between 75 and 81 percent.

The primary components of our “at risk” performance-based incentives are long-term stock-based awards. The ultimate value of these awards to the executive is dependent upon our performance in delivering value to shareholders both in absolute terms (through stock options) and relative to our peers (through performance shares). We believe that tying a majority of our senior executives’ compensation directly to our ability to deliver value to shareholders over a meaningful period of time properly aligns management interests with our investors, promotes an “ownership” mentality among our executives that fosters the long-term perspective necessary for sustained success, and minimizes the possibility that our incentive programs could promote excessive risk taking.

Annual stock-based award grants are made, and the exercise price for options is set, on the first trading day of the year to avoid any concern that awards are “timed” to take advantage of market fluctuations or Company announcements, and our plans do not allow “repricing” of stock options. All of our corporate officers, including all of the named executive officers, are subject to minimum share ownership requirements. The Compensation and Management Development Committee of our Board of Directors (referred to in this discussion as the “Committee”) receives a report at each regular meeting showing the current value of all Rayonier shares owned by each senior executive, as well as vested and unvested equity awards.

Short-term incentives for our executives consist of an annual cash bonus based on the Company’s performance against budgeted earnings and cash flow metrics and the Committee’s assessment of management’s performance in obtaining identified strategic objectives. We also provide a competitive base salary and benefit package.

Our executives do not have employment agreements and, with the exception of qualified pension benefits, all of their compensation and benefits are subject to modification or cancellation by the Committee. Perquisites provided to our executives are limited to annual physical examinations and reimbursement of tax and financial planning expenses, subject to an annual dollar cap.

As detailed in the following discussion and analysis, our executive compensation and benefit programs are closely managed by the Committee and our Board of Directors, are well aligned with our business strategies, and provide a powerful and consistent incentive to our management team to deliver above-market returns to our shareholders over the long-term.

Named Executive Officers for 2010

Throughout this Proxy Statement, the following individuals are referred to as our “named executive officers”. Their compensation is disclosed in the tables following this discussion and analysis.

•	Lee M. Thomas, our Chairman and Chief Executive Officer;

•	Hans E. Vanden Noort, our Senior Vice President and Chief Financial Officer;

•	Paul G. Boynton, our President and Chief Operating Officer;

•	W. Edwin Frazier, III, our Senior Vice President, Chief Administrative Officer and Corporate Secretary; and

•	Charles Margiotta, our Senior Vice President, Real Estate.

While the focus of the following disclosure is on the compensation for our named executive officers, the types of compensation and benefits provided to them are generally similar to those provided to our other executives.

Roles of the Committee, Management and Advisors

The Committee has responsibility for establishing our compensation philosophy and for monitoring our adherence to it. The Committee reviews and approves compensation levels for all executive officers as well as all compensation, retirement, perquisite and benefit programs applicable to such officers.

The Committee establishes annual performance objectives for Mr. Thomas, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation level for approval by the independent members of our Board of Directors.

All of these functions are set forth in the Committee’s Charter, which appears on our website and is reviewed annually by the Committee.

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule to ensure that all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle.

Working with the Committee Chair, Mr. Frazier prepares an agenda and supporting materials for each meeting. Messrs. Thomas and Frazier generally attend Committee meetings by invitation, but are excused for executive sessions. The Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.

The Committee also seeks advice and assistance from compensation consultants and outside counsel to supplement their own knowledge and information provided by management. The Committee has engaged Exequity, LLP (“Exequity”) to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving Mr. Thomas and the programs applicable to senior executives generally. Exequity also provides the Committee meaningful input on program design features and the balance of pay among the various components of executive compensation. Total fees paid to Exequity for these services in 2010 were $56,156.

Our Compensation Philosophy and Objectives

Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while recognizing the need to maintain competitive base pay, retirement, healthcare, severance and other fixed compensation programs. Consistent with that philosophy, we seek to maintain compensation and benefits plans that will allow us to attract and retain highly qualified employees, while motivating and rewarding performance and effective risk management that leads to long-term enhancement of shareholder value.

Our policy for allocating value between long-term and current compensation is intended to ensure competitive base salaries and annual cash bonus opportunities, while providing strong incentives for our executives to focus on maximizing long-term value creation. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, our practice has been to pay a majority of the value of total compensation to our named executive officers in the form of long-term stock-based incentive compensation.

Our primary compensation programs for our named executive officers are designed to reflect their success, both individually and as a management team, in attaining key objectives as established by the Committee or our Board of Directors, and to provide rewards based on meaningful measures of performance. The Committee considers adjustments to our compensation program each year in light of past experience, changes in the competitive environment, regulatory requirements and other relevant factors. In addition, the Committee oversees a comprehensive evaluation of our executive compensation practices approximately every three years.

2009 Strategic Review of Executive Compensation

Beginning in the fall of 2008 and throughout 2009, the Committee conducted a strategic review of our executive compensation programs focused on ensuring the programs are well designed and aligned with Rayonier’s business strategies, and that actual incentive compensation delivered to executives is appropriately correlated to returns delivered to shareholders. Working with its compensation consultant, the Committee:

•	considered the degree of correlation between the Company’s historic financial performance and value creation with the levels of compensation targeted and received by the Company’s executives;

•

reviewed the compensation philosophies and incentive programs, historic levels of actual compensation earned, total shareholder return delivered and changes in market capitalization at Rayonier and peer companies; and

•	evaluated alternative program designs for annual bonus and performance-based equity incentive plans, including their anticipated impact on compensation expense and dilution.

Changes implemented in late 2008 impacting 2009 compensation included raising the levels of relative total shareholder return performance required under the Performance Share Award Program (discussed below under “Long Term Incentive Compensation”) for all payouts from threshold up to the top quintile.

During 2009, the Committee implemented the following additional program design changes impacting 2010 compensation:

The Annual Corporate Bonus Program (discussed below under “Annual Bonus Awards”) was revised to:

•	move to a true “corporate” program by eliminating the concept of business unit performance factors and “weighted” payout formulas for operations executives; and

•

provide the Committee with clear discretionary authority to adjust the overall bonus pool up or down for all participants other than the named executive officers, for whom the Committee’s authority remains limited to reducing the bonus pool.

The Performance Share Award Program was revised to:

•	eliminate use of a discount model to present value performance share awards;

•	revise the payout scale to increase the payout for top-tier performance from 175% to 200% of target;

•	cap awards at target levels, regardless of relative performance, if absolute total shareholder return over the performance period is negative;

•	provide for accrual of dividends and interest over the performance period for any performance shares ultimately earned; and

•	replace Abitibi/Bowater Inc. in the peer group, due to its bankruptcy, with Domtar Corporation.

The elimination of the historic present valuing of performance share awards resulted in a 24.7% reduction in the number of performance shares granted. The decisions to revise the payout scale and provide for the accrual of dividends with interest were a result of the Committee’s desire to nonetheless continue to provide a comparable award opportunity for top-tier performance (i.e., performance at or above the 80th percentile versus the peer companies) when compared to the 2009 Performance Share Program. Award opportunities for all levels of performance below top quintile were reduced for 2010, with payouts for “at target” performance 13% below 2009 levels.

How We Set Executive Compensation

The key elements of our executive compensation program are base salary, an annual cash bonus incentive, and long-term stock-based incentive compensation. Consistent with our compensation philosophy, we strive to use long-term incentive compensation, rather than base salary or annual cash bonuses, to provide executives with an above-median compensation opportunity if they can, over time, drive increases in shareholder value and outperform our peers on a relative total shareholder return basis.

The Committee evaluates and balances each of the primary components of executive compensation at Rayonier. The role of each such component is discussed separately below, together with other factors considered in the setting of executive compensation.

Setting Base Salary

We provide cash base salaries to meet competitive market demands based on each executive’s position, skills and experience. Each year, the Committee reviews the base salary of our Chief Executive Officer and each of his direct reports, including all of our named executive officers. In making adjustments (or, in the case of our Chief Executive Officer, recommendations for adjustment) to base salary levels, the Committee considers:

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	the perceived retention risk; and

•	internal pay equity factors.

Setting Annual Bonus Opportunities

We also provide cash compensation in the form of annual bonus incentives, which are funded based on the Company’s financial performance against key budgeted financial metrics, and the attainment of identified strategic objectives. This is accomplished each year by the Committee adopting an Annual Corporate Bonus Program under the Rayonier Non-Equity Incentive Plan (the “Bonus Plan”), which was approved by our shareholders in 2008.

Setting Long-Term Incentive Compensation

We provide non-cash compensation to reward superior long-term performance in delivering value to our shareholders in both absolute terms (through stock options) and as compared to our peers (through performance shares). The Rayonier Incentive Stock Plan (the “Stock Plan”), which was approved by our shareholders in 2008, allows the Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. The Committee has historically chosen to award primarily stock options and performance shares. The Committee’s objective in granting such awards is to provide a strong incentive to our executives to focus on the ongoing creation of shareholder value by offering above-median compensation opportunities for superior performance. These award opportunities allow us to offer a competitive overall compensation package, and also further opportunities for share ownership by our executives in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and commitment to creating shareholder value. The three-year vesting and payment periods for our stock-based awards also provide a retention incentive for our executives.

Internal Pay Equity Factors

By “internal pay equity” we mean seeing that relative pay differences among our executives are consistent with different job levels and responsibilities. Mr. Thomas, for example, holds the dual responsibilities of Chairman and Chief Executive Officer. As a result, the Committee believes that he currently has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Committee sets his total compensation level appreciably higher in relationship to that of other named executive officers, but at a level the Committee believes is appropriate and reflective of current market practice.

Other Considerations in Setting Equity-Based Awards

In order to keep the Committee informed of the proprietary interests of the named executive officers in Rayonier, at every regular meeting the Committee is provided a report on the number and current value of Rayonier shares and equity-based awards held by each of our senior executives. The Committee, however, does not take into account market fluctuations in the value of executives’ share ownership or outstanding awards when setting annual long-term incentive award levels. Decisions on equity grants are based solely on our compensation and retention objectives and our established measurements of the value of these awards.

We set the exercise price for stock options based on the closing price of Rayonier stock as of the award grant date. Accordingly, we do not backdate stock options or grant options retroactively. We make annual option grants on the first trading day of the year, and do not coordinate grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information.

Tax Considerations—Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Tax Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its named executive officers unless certain criteria are satisfied. The Committee considers the anticipated tax treatment to Rayonier and the named executive officers in its review and establishment of compensation programs and payments. However, deductibility of compensation is only one factor that the Committee takes into account in setting executive compensation terms and levels and, in an appropriate case, would not preclude an award that is not deductible.

Use of Peer Group and Other Compensation Data

Given the diversity of our businesses and our REIT structure, we compete with companies across multiple industries for top executive-level talent. As such, the Committee generally expects that over time the total compensation levels for our executives will be at or above the median level of compensation paid to similarly situated executives of comparably-sized general industry companies. The Committee periodically reviews surveys of outside compensation practices provided by their compensation consultant in order to determine if our compensation levels and mix of components are competitive or might require rebalancing. The Committee does not benchmark any individual executive’s compensation level to the median or to certain amounts or percentages of compensation, but consistent with our emphasis on providing “pay for performance”, we generally expect our base salary and annual bonus opportunities to be at or below median levels, and our long-term incentive award opportunities to be above median. Of course, variations from these general expectations may occur based on the expertise and experience level of a given executive as well as individual, company and market factors.

Consistent with past practice, for 2010 the Committee reviewed salary, annual bonus and long-term incentive compensation levels at both comparably-valued general industry companies and industry peers. Specifically, Hewitt Associates, working with Exequity, performed a custom survey covering the 20 companies immediately above and the 20 companies immediately below Rayonier in the Standard & Poor’s 400 based on market capitalization (referred to in this discussion as the “Hewitt Survey”). Given the heavy asset management component of our businesses and the inherent variations in margins and revenues, we believe market capitalization is a better measure of overall management responsibility than revenues. The companies included in the Hewitt Survey are:

•   AECOM Technology Corporation

•   Alberto-Culver Company

•   Alliant Techsystems Inc.

•   Ametek, Inc.

•   AMR Corporation

•   BorgWarner Inc.

•   Brady Corporation

•   Chipotle Mexican Grill

•   Constellation Brands, Inc.

•   Corn Products International Inc.

•   Eastman Chemical Company

•   Eastman Kodak Company

•   Equifax Inc.

•   FMC Corporation

•   Gannett Co., Inc.

•   Global Payments Inc.

•   Goodrich Corporation

•   Hubbell Incorporated

•   Ingram Micro Inc.

•   Joy Global Inc.

•   Kennametal Inc.

•   King Pharmaceuticals, Inc.

•   Leggett & Platt Inc.

•   MeadWestvaco Corporation

•   Mylan Laboratories

•   Navistar International

•   NCR Corporation

•   Oshkosh Truck Corporation

•   Owens Corning

•   Pactiv Corporation

•   R. R. Donnelley & Sons Company

•   Ryder System, Inc.

•   Sonoco Products Company

•   Textron Inc.

•   Total System Services (TSYS)

•   Valeant Pharmaceuticals Int’l

•   The Valspar Corporation

•   Watson Pharmaceuticals, Inc.

•   Whirlpool Corporation

•   Woodward Governor Company

We also had Exequity perform a proxy review of compensation levels for named executive officers at each of the 15 peer group companies under the 2009 Performance Share Award Program.1

Consistent with our compensation philosophy, 2010 aggregate named executive officer target cash compensation was at or below median, and aggregate targeted long-term incentives were below the 75th percentile, against both the Hewitt Survey and the 2009 Performance Share Award Program peer group.

[1]

Abitibi/Bowater, Buckeye Technologies, Cousins Properties, Deltic Timber, Forestar, International Paper, Mead-Westvaco, Neenah Paper, Potlatch Corporation, Plum Creek, Sappi, St. Joe Company, Tembec, TimberWest, Weyerhaeuser.

For 2010, any payouts under our Performance Share Award Program will be calculated based on the relative performance of Rayonier against a custom peer group of 15 forest products, real estate and REIT companies. This peer group (the “2010 Performance Share Peer Group”) consists of the following 15 companies, chosen by the Committee as those companies most likely to be considered true peers on either an operational or market basis or as an alternative investment to Rayonier in the forest products, REIT or real estate sectors:

• Buckeye Technologies	• International Paper	• Sappi

• Cousins Properties	• Mead-Westvaco	• St. Joe Company

• Deltic Timber	• Neenah Paper	• Tembec

• Domtar	• Plum Creek	• TimberWest

• Forestar	• Potlatch Corporation	• Weyerhaeuser

Components of Executive Compensation for 2010

Looking at the named executive officers as a group, 78% of their 2010 target total compensation was allocated to “at risk”, performance-based components consisting of annual bonus, performance shares and stock options, with the remaining 22% allocated to base salary (see “2010 Target Compensation Mix for Named Executive Officers” chart on page 17). Compensation paid to the named executive officers in 2010 ranged from 52% to 66% in non-cash compensation. We believe that this mix is both competitive within the marketplace and consistent with our executive compensation philosophy.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise and job responsibilities, for work performed during the fiscal year. Our Annual Executive Salary Administration Plan, which sets budget levels for annual salary merit and equity adjustments, is structured to be generally consistent with market trends based on published salary survey data. For 2010, salary merit increases were reinstated after a 2009 salary freeze instituted in light of the economic downturn. The Hewitt Survey suggests that aggregate salaries for our named executive officers for 2010 were below the median level for the group of forty comparably-sized general industry companies surveyed (and listed above).

One of our named executive officers, Mr. Boynton, was promoted effective October 1, 2010. Given his new position and responsibilities, the Committee approved a salary increase of 15% for Mr. Boynton. Our other named executive officers received salary increases averaging 3.7% for 2010. Mr. Thomas’ annual base salary for 2010 was $905,000. All salary adjustments were effective April 1, 2010.

Annual Bonus Awards

Payments under our annual bonus program are based on Rayonier’s performance for the year with regard to: (i) key corporate financial metrics measured against budgeted levels, and (ii) identified strategic objectives.

Setting 2010 Target Bonus Awards.    The Committee established a target bonus for each named executive officer as a percentage of base salary, with the applicable percentage set uniformly by salary grade. For 2010 the target bonus percentages of base salary for the named executive officers were as follows: Mr. Thomas, 100%; Mr. Boynton, 80%; Messrs. Vanden Noort and Frazier, 65%; and Mr. Margiotta, 61%.

Under the Bonus Plan, the awards for named executive officers are funded at the maximum allowable award level, equal to 200% of target awards, once threshold financial levels of performance are met. The funded award levels are then subject to adjustment by the Committee’s exercise of negative discretion based on performance against the financial and strategic performance metrics set at the beginning of the year, and a subjective evaluation of the executive’s performance against individual performance objectives, also set at the beginning of the year. Individual objectives, which consist of personal performance goals outside of the executive’s normal job responsibilities, were approved by the Committee for Mr. Thomas and by Mr. Thomas for the other named executive officers. This funding mechanism for named executive officers is a result of the Committee’s desire to have maximum flexibility in setting award levels for these executives within the limitations on discretionary adjustments of performance-based awards under Section 162(m) of the Tax Code.

Setting 2010 Performance Factors.    The Committee established performance factors for the 2010 Annual Corporate Bonus Program (the “2010 Bonus Program”) prior to the beginning of the year. The performance factors were designed to focus management on the two financial metrics considered most critical to Rayonier in measuring annual performance: Net Income and Cash Available for Distribution, or “CAD”. The Committee selected these financial metrics due to the importance of earnings and cash generation given our REIT structure and the importance investors place on our ability to pay, and grow, our dividend.

CAD measures the Company’s ability to generate cash that can be distributed to shareholders as dividends or used for strategic acquisitions, debt reduction or share repurchases. We define CAD as Cash Provided by Operating Activities2 adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash and other items, which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock based compensation and the change in capital expenditures purchased on account.

In exercising its discretion in determining the bonus award for each named executive officer, the Committee’s initial consideration is the level of the officer’s “formula award”, calculated based on actual performance against the financial metrics and strategic objectives, weighted 80% and 20% respectively. Accordingly, such formula award is determined based 80% on the Company’s performance for the year with regard to Net Income and CAD as measured against budgeted levels and weighted equally, and 20% based on our performance against identified strategic objectives.

The payout percentages calculated based on performance against the financial metrics and the strategic objectives are added together to create a single measurement of performance that we call our Corporate Performance Factor, or “CPF”.

Measuring 2010 Results–Accounting Adjustments.    Before the Committee set the available bonus pool for 2010 bonus awards for named executive officers, Mr. Vanden Noort presented an analysis of all material unusual, nonrecurring and non-budgeted items impacting the CPF calculation for review by the Committee to determine whether, based on factors such as frequency, foreseeability, manageability and past treatment, any particular item should be included or excluded from the calculations. For 2010, the Committee adjusted items resulting in a decrease in Net Income of $35 million, with a corresponding reduction of the financial performance factor from 141% to 129%. Items adjusted reflected the exclusion of the gain on sale of a portion of the Company’s New Zealand joint venture interest, net income from the Cellulosic Biofuel Producer Credit and the CAD benefit of early receipt of the Alternative Fuel Mixture Credit.

Payout at target award levels for 2010 required achievement of net income of $133 million and CAD of $325 million, the annual budgeted amounts approved by the Board of Directors in December 2009, and the Committee’s determination that performance against the 2010 strategic objectives (as identified by the Committee in December 2009) were sufficient to warrant an at-target payout. Performance against the 2010 financial metrics, taking into account the Committee’s adjustments, was well above target (138% of budgeted net income and 117% of budgeted CAD) as the Company’s ability to leverage early-year strength in lumber prices in both the Timber and Wood Products businesses, together with record earnings in Performance Fibers, more than offset weak development and rural real estate markets.

[2]	A GAAP measure included in our Consolidated Statements of Cash Flow in our 2010 Financial Statements.

After assessing performance for 2010 against the identified strategic objectives, the Committee approved a payout level of 23%, reflecting performance slightly exceeding expectations. Taking into account both financial (weighted 80%) and strategic performance (weighted 20%), CPF for 2010 was 183%. The Committee intends that the identified strategic objectives be ambitious but achievable, with specific objective measures of success, consistent with the financial metrics component of the CPF calculation. The elimination of business unit-level financial metrics for senior operations executives for 2010, including Messrs. Boynton and Margiotta, was in recognition of the fact that, as members of the senior management team, they are involved in capital allocation and other decisions that may favor one business unit over another in a given year, and was not intended to change the degree of difficulty of attainment of the financial metrics.

At its December 2010 meeting, the Committee reviewed the projected available bonus pool and resulting “formula award” levels. The Committee also reviewed the overall “quality” of 2010 financial results, with management reporting on the primary drivers of variances, both positive and negative, to key budget metrics. Following such analysis, the Committee approved the CPF and resulting bonus pool under the 2010 Bonus Program.

Final 2010 Bonus Awards.    The final annual bonuses earned by our named executive officers for 2010 were approved by the Committee and, for Mr. Thomas, the Board of Directors in February 2011, taking into account the level of each executive’s formula award and attainment of his individual performance objectives. The final awards appear in the Summary Compensation Table on page 30, under the heading “Non-Equity Incentive Plan Compensation”. The Committee recommended, and the Board approved, a 2010 bonus award for Mr. Thomas at the maximum 200% of target in recognition of his leadership of the Company’s outstanding financial and shareholder return performance for the year. Aggregate 2010 bonus awards for the other named executive officers, excluding Mr. Thomas, were within 5% of the corresponding formula awards. Individual named executive officer bonus awards for 2010 reflected adjustments to formula awards ranging from 1% to 20%.

Long-Term Incentive Compensation

Long-term incentive awards for 2010 were determined and approved at the Committee’s December 2009 meeting for all named executive officers except Mr. Thomas, whose award was approved by the Board of Directors at its December 2009 meeting. The awards are reflected in the Summary Compensation Table on page 30 and the “Grants of Plan Based Awards” table on page 32.

For senior executives, 2010 stock option and performance share award levels were based on three factors:

(i)	the aggregate dollar value of the total long-term incentive award opportunity for the executive approved by the Committee, or, for Mr. Thomas, the Board of Directors;

(ii)	the Committee’s allocation of that total value between stock options and performance share awards; and

(iii)	the value of a stock option and performance share award calculated at the grant date of January 4, 2010.

For award purposes, the value of a stock option was based on the Black-Scholes valuation model, which is the same method we use in our financial statements. The value of a performance share was determined based on the closing price of Rayonier stock on the grant date. Consistent with applicable accounting rules, we use a different performance share valuation model for financial statement purposes, which is derived from a simulation model run after the awards are made.

For 2010, the Committee approved an increase in long-term incentive award value, compared to 2009 awards, of 21.3% for Mr. Boynton in recognition of his November 2009 promotion, and a 7.9% increase for the other named executive officers. The 7.9% increase in grant date award value was approved for all executives participating in the long-term incentive award program for 2010 to partially compensate for the discontinuance of present value discounting of performance share awards, as discussed above.

In determining the value of long-term incentive awards to the named executive officers in 2010, the Committee reviewed data from the Hewitt Survey and the proxy disclosures of compensation levels for the named executive officers at each of the 15 peer group companies under the 2009 Performance Share Award Program. Based on that data, the aggregate long-term incentive opportunities approved for the named executive officers were below the 75th percentile against both the general industry and peer group companies.

For 2010, the Committee maintained the allocation of long-term incentive grant date value at 80% to performance share awards and 20% to stock options.

The long-term incentive award values approved by the Committee for each participant, including each of the named executive officers, were converted into a specified number of stock options and performance shares on January 4, 2010 using the Black-Scholes value and closing Rayonier share price as discussed above.

Stock Options

2010 stock option awards to our named executive officers are shown on the “Grants of Plan-Based Awards” table on page 32.

Our stock option award program helps us:

•	motivate and reward superior performance on the part of executives and key employees;

•	directly link the creation of shareholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Rayonier by executives; and

•	maintain competitive levels of total compensation.

Each December, the Committee approves the grant date dollar value of the annual stock option award for the upcoming year for selected executives and key employees, as well as the award date, on which the exercise price for the award is set. For annual grants the award date has historically been the first trading day in January. For 2010, options to purchase 125,670 shares of Rayonier stock were awarded to the named executive officers as a group.

Performance Shares

2010 grants of performance share awards for our named executive officers are shown on the “Grants of Plan-Based Awards” table on page 32.

Our Performance Share Award Program helps us to:

•	focus executives on the long-term creation of shareholder value;

•	provide a retention incentive for our executives;

•	provide an opportunity for executives to increase their stock ownership in Rayonier; and

•	maintain competitive levels of total compensation.

As discussed above, 80% of the aggregate grant date dollar value of the annual long-term incentive award for each executive, as approved by the Committee, is allocated to a performance share award. This target award level, expressed as a number of shares of Rayonier stock, is determined at the beginning of a 36-month performance period. Awards are approved by the Committee at its regular December meeting and the performance period begins on the following January 1. Awards granted for the performance period beginning January 1, 2010 (and ending December 31, 2012) are referred to as the “2010 Class” of performance share awards. 2010 Class target awards totaling 125,850 shares were awarded to the named executive officers as a group.

The payout, if any, is based on the level of economic return we produce for our shareholders (referred to as “Total Shareholder Return”, or “TSR”) as compared to that produced by the 2010 Performance Share Peer Group companies listed on page 23 during the same period. We believe that Rayonier’s TSR performance over a meaningful period of time is the single most critical measure of overall management performance. TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. The 2010 Class awards will be paid out in January 2013 after the end of the performance period on December 31, 2012.

The Committee annually considers the terms of our Performance Share Program and seeks to ensure that awards provide appropriate and competitive incentives and that the peer group is representative of our businesses and the investment alternatives available to investors, and allows for efficient administration of the program. As discussed above under “2009 Strategic Review of Executive Compensation”, the Committee approved a number of revisions to the Performance Share Award Program for 2010, including removal of the present value discount on awards, effectively reducing the number of shares awarded by over 24%. In order to still provide our executives with a comparable award opportunity, compared to 2009, for top-tier TSR performance, the payout scale was revised to increase the payout for top tier performance from 175% to 200% of target, and accrued dividends and interest will be paid for the performance period for any shares ultimately paid out. While these changes provide for a comparable award opportunity to the 2009 program for top-tier performance, payouts for every level of performance below the 80th percentile are lower.

Given such revisions, payout of the 2010 Class awards, if any, will be calculated based on our percentile TSR performance against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award)
80th and Above	200%
61st – 79th	100%, plus 5% for each incremental percentile position over the 60th percentile
60th	100%
31st – 59th	30%, plus 2.33% for each incremental percentile position over the 30th percentile
30th	30%
Below 30th	0%

Retirement Plans and Programs

We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers:

•	the Rayonier Investment and Savings Plan for Salaried Employees;

•	the Retirement Plan for Salaried Employees of Rayonier;

•	the Rayonier Excess Benefit Plan;

•	the Rayonier Salaried Retiree Medical Plan; and

•	the Rayonier Excess Savings and Deferred Compensation Plan.

The Retirement Plan for Salaried Employees of Rayonier and the Rayonier Salaried Retiree Medical Plan were closed to new employees on January 1, 2006, so Mr. Thomas does not participate.

The benefits available under these Plans are intended to provide income replacement after retirement, either through a defined pension benefit, withdrawals from a 401(k) plan or deferred compensation, as well as access to quality healthcare. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long-term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. For a detailed description of our retirement plans, see the discussion following the “Pension Benefits” table on page 35. The Excess Savings and Deferred Compensation Plan is designed to provide employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 36.

The Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan. In September 2008, the program was amended to shift retiree medical costs to the plan participants over a three-year period beginning January 1, 2009. We extend these benefits on an equivalent basis to all eligible retirees.

The Committee reviews these retirement benefit programs periodically to evaluate their continued competitiveness. These programs are generally not considered in setting the level of key elements of compensation for the named executive officers.

Severance and Change in Control Plans

Severance Pay Plan.     The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to a named executive officer may range from 17 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.

Executive Severance Pay Plan.     The Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan”, reflects the Committee’s view that it is critical for executive retention to be encouraged and that the continued attention and dedication to duty of our senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue concern over whether the transaction would jeopardize the executives’ own employment or significantly disrupt or change the culture or environment of their employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Committee, which currently include all of our named executive officers, in the event of a change in control of the Company. The benefits include the vesting of outstanding stock option, performance share and restricted stock awards, without regard to whether or not the executive continues to be employed by the Company. In addition, if the executive is involuntarily terminated (other than “for cause”) within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. The Executive Plan also provides that in the event of the imposition of an excise tax on the benefits paid, such benefits are to be “grossed-up” through the payment of an additional amount so that he or she would receive the same amount after tax as he or she would have received had there been no excise tax imposed.

The Executive Plan presently covers 11 executives: 7 are designated Tier I and 4 are designated Tier II. The Committee reviews the Executive Plan annually and retains the discretion to terminate the Executive Plan, or to include or exclude any executive, including the named executive officers, at any time prior to a change in control. At the present time, all of our named executive officers are included as Tier I executives.

The potential payments under the Executive Plan are calculated in the “Potential Payments Upon Termination or Change In Control” table on page 38. Such potential payments do not affect the Committee’s decisions regarding executive compensation, including base salary, annual bonus and long-term incentive award levels.

Perquisites and Personal Benefits

Rayonier provides our named executive officers with limited perquisites that the Committee reviews annually. Under our perquisites program, in addition to personal benefits that are available broadly to our employees, our named executive officers are eligible to participate in the following two programs:

•	Executive Physical Program—Each executive-level employee of the Company is required to have a physical examination every other year until age 50, and every year after 50.

•

Senior Executive Tax and Financial Planning Program—This program provides reimbursement to nine senior executives (including the named executive officers) for expenses incurred for financial and estate planning and for preparation of annual income tax returns. Reimbursements are taxable to the recipient, and are not grossed-up for tax purposes. The annual reimbursement limit for 2010 was $25,000 for Mr. Thomas, $15,000 for Mr. Boynton, and $10,000 for all other participants.

The total cost of these programs to the Company with regard to our named executive officers for 2010 was $50,226. The Company does not pay car allowances (or provide company cars), personal club membership dues, home security expenses or allow personal use of chartered aircraft.

Share Ownership Requirements

We believe that share ownership requirements help to further focus the senior management team on the long-term success of our businesses and the interests of our shareholders. All executives at the Vice President level and higher are expected to acquire and hold, within three years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary. There are four tiers within senior management covered by ownership requirements. For the Chief Executive Officer and the President and Chief Operating Officer the requirement is four times base salary; for Executive Vice Presidents, three; for Senior Vice Presidents, two; and for Vice Presidents, one. We also require that each director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer.

As of March 1, 2011, all directors and officers subject to our share ownership requirements had met their required level of ownership.

2011 Compensation Decisions

With the substantial plan design changes implemented in connection with our short- and long-term incentive compensation programs over the last two years, the Committee believes our current executive compensation programs are well-designed and appropriately aligned with our business strategies and compensation philosophy. Accordingly, no material changes to our programs have been made for 2011.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee of the Rayonier Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2010 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee

Carl S. Sloane, Chair	David W. Oskin
C. David Brown, II Richard D. Kincaid	Ronald Townsend

SUMMARY COMPENSATION TABLE

This table discloses compensation for 2008, 2009 and 2010 for Rayonier’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) (3) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Lee M. Thomas Chairman and Chief Executive Officer	2010 2009 2008	897,500 871,827 895,385	— — —	3,431,030 3,312,436 3,671,587	619,507 511,640 569,250	1,810,000 1,312,500 787,500	— — —	157,783 95,409 134,527	6,915,820 6,103,812 6,058,249
Hans E. Vanden Noort Senior Vice President and Chief Financial Officer	2010 2009 2008	345,250 325,865 333,015	— — —	955,603 923,186 1,034,457	172,703 142,466 151,952	420,000 350,000 195,000	225,594 140,269 114,086	89,869 30,287 30,704	2,209,019 1,912,073 1,859,214
Paul G. Boynton President and Chief Operating Officer	2010 2009 2008	448,750 362,635 362,673	— — —	1,075,712 923,186 1,034,457	193,894 142,466 151,952	700,000 400,000 145,000	273,801 132,327 121,030	90,067 27,817 360,256	2,782,224 1,988,431 2,175,368
W. Edwin Frazier, III Senior Vice President, Chief Administrative Officer and Corporate Secretary	2010 2009 2008	346,250 329,061 339,897	— — —	955,603 923,186 1,034,457	172,703 142,466 151,952	420,000 335,000 195,000	272,328 187,976 156,141	91,585 30,009 31,688	2,258,469 1,947,698 1,909,135
Charles Margiotta Senior Vice President, Real Estate	2010 2009 2008	310,000 302,272 320,281	— — —	955,603 923,186 776,016	172,703 142,466 113,926	277,000 180,000 235,000	473,987 555,129 478,989	89,510 26,563 125,112	2,278,803 2,129,616 2,049,324

(1)	For 2008, actual salaries paid slightly exceeded annual base salary levels due to our biweekly pay calendar, which included a December 31 payroll.

(2)

Represents the aggregate grant date fair value for performance share and restricted stock awards computed in accordance with FASB ASC Topic 718. Values for awards subject to performance conditions are computed based on probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” sections included in the notes to our Annual Reports on Form 10-K for 2008, 2009 and 2010.

(3)

The following amounts reflect the grant date award value assuming that the highest level of performance is achieved under the relevant Performance Share Award Program: For 2010, Mr. Thomas, $4,956,518, Mr. Boynton, $1,553,990, Messrs. Vanden Noort, Frazier and Margiotta, $1,380,478. For 2009, Mr. Thomas, $5,373,344, Messrs. Vanden Noort, Boynton, Frazier and Margiotta, $1,497,567. For 2008, Mr. Thomas, $6,114,938, Messrs. Vanden Noort, Boynton and Frazier, $1,722,782, Mr. Margiotta, $1,292,290.

(4)	Represents awards under the 2008, 2009 and 2010 Annual Corporate Bonus Programs discussed in the Compensation Discussion and Analysis beginning on page 16.

(5)	Represents the annual change in actuarial present value of the participants pension benefit under the Company’s retirement plans.

(6)

For each year presented, these amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, a 401(k) Plan; Company contributions to the Rayonier Excess Savings and Deferred Compensation Plan; premiums for group life insurance; reimbursement of expenses incurred under the Senior Executive Tax and Financial Planning Program; restricted stock dividends and accrued interest; wellness reimbursements; and the costs of mandatory executive physical examinations. For 2010, Mr. Thomas received $16,170 in 401(k) contributions and Mr. Frazier received $10,045. Mr. Thomas received $73,270 in excess savings contributions in 2010 which includes a 3% retirement contribution discussed in the narrative following the Nonqualified Deferred Compensation table on page 36. For 2010, the following restricted stock dividends and accrued interest were paid: Mr. Thomas, $47,950 and Messrs. Vanden Noort, Boynton, Frazier and Margiotta, $63,933. For 2008, Mr. Boynton’s amount includes relocation benefits associated with his promotion and transfer to our corporate headquarters in Jacksonville, Florida. All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

GRANTS OF PLAN-BASED AWARDS

This table discloses 2010 stock option, performance shares and restricted stock awards along with potential payouts under the 2010 Annual Corporate Bonus Program for the named executive officers.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Lee M. Thomas	—	12/10/09	181,000	905,000	1,810,000
	1/4/10	12/10/09				17,568	58,560	117,120				3,431,030
	1/4/10	12/10/09								58,470	42.32	619,507
Hans E. Vanden Noort	—	12/10/09	45,500	227,500	455,000
	1/4/10	12/10/09				4,893	16,310	32,620				955,603
	1/4/10	12/10/09								16,300	42.32	172,703
Paul G. Boynton	—	12/10/09	80,000	400,000	800,000
	1/4/10	12/10/09				5,508	18,360	36,720				1,075,712
	1/4/10	12/10/09								18,300	42.32	193,894
W. Edwin Frazier, III	—	12/10/09	45,500	227,500	455,000
	1/4/10	12/10/09				4,893	16,310	32,620				955,603
	1/4/10	12/10/09								16,300	42.32	172,703
Charles Margiotta	—	12/10/09	37,820	189,100	378,200
	1/4/10	12/10/09				4,893	16,310	32,620				955,603
	1/4/10	12/10/09								16,300	42.32	172,703

(1)

2010 annual equity grants were approved in December 2009 and effective the first trading day of January 2010. For the Non-Equity Incentive Plan Awards, the approval date reflects the date on which the Compensation Committee approved the performance criteria under the 2010 Annual Corporate Bonus Program.

(2)

Reflects potential awards under the 2010 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target award. See the “Annual Bonus Awards” section of the Compensation Discussion and Analysis beginning on page 16. The actual amount earned by each named executive officer in 2010 is reflected in the Summary Compensation Table on page 30 under the “Non-Equity Incentive Plan Compensation” column.

(3)

Reflects potential awards, in number of shares, under the 2010 Class Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the Compensation Discussion and Analysis on page 26.

(4)

Reflects annual stock option awards for 2010. The exercise price of all awarded stock options is equal to the closing price of Rayonier shares on the NYSE on the award grant date. The awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the award date, and expire on the tenth anniversary of the award date or earlier upon certain terminations of employment.

(5)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

As discussed in the Compensation Discussion and Analysis on page 23, the Summary Compensation Table and Grants of Plan-Based Awards Table reflect that, consistent with the Compensation Committee’s stated philosophy, the majority of total compensation for named executive officers for 2010 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the Compensation Discussion and Analysis beginning on page 16.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option, performance share and restricted stock awards for the named executive officers as of December 31, 2010.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Lee M. Thomas	0	58,470	42.32	01/04/10	01/03/20
	36,117	72,233	30.26	01/02/09	01/01/19
	50,000	25,000	46.59	01/02/08	01/02/18
	49,200	0	44.50	03/01/07	03/01/17
						42,500	2,232,100
								117,120	6,151,142
								177,573	9,326,134
								131,250	6,893,250
Hans E. Vanden Noort	0	16,300	42.32	01/04/10	01/03/20
	10,057	20,113	30.26	01/02/09	01/01/19
	13,347	6,673	46.59	01/02/08	01/02/18
	12,300	0	41.03	01/03/07	01/03/17
	14,400	0	41.34	01/03/06	01/03/16
	15,000	0	32.27	01/03/05	01/03/15
								32,620	1,713,202
								49,490	2,599,215
								36,978	1,942,085
Paul G. Boynton	0	18,300	42.32	01/04/10	01/03/20
	10,057	20,113	30.26	01/02/09	01/01/19
	13,347	6,673	46.59	01/02/08	01/02/18
	17,200	0	41.03	01/03/07	01/03/17
	24,400	0	41.34	01/03/06	01/03/16
	30,000	0	32.27	01/03/05	01/03/15
								36,720	1,928,534
								49,490	2,599,215
								36,978	1,942,085
W. Edwin Frazier, III	0	16,300	42.32	01/04/10	01/03/20
	10,057	20,113	30.26	01/02/09	01/01/19
	13,347	6,673	46.59	01/02/08	01/02/18
	17,200	0	41.03	01/03/07	01/03/17
	24,400	0	41.34	01/03/06	01/03/16
								32,620	1,713,202
								49,490	2,599,215
								36,978	1,942,085
Charles Margiotta	0	16,300	42.32	01/04/10	01/03/20
	10,057	20,113	30.26	01/02/09	01/01/19
	10,007	5,003	46.59	01/02/08	01/02/18
	14,700	0	41.03	01/03/07	01/03/17
	14,400	0	41.34	01/03/06	01/03/16
								32,620	1,713,202
								49,490	2,599,215
								27,738	1,456,800

(1)	Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(2)	Represents the unvested portion of the 2007 restricted stock awards vesting as follows: 17,500 shares on March 1, 2011 and 25,000 shares on March 1, 2012.

(3)	Value based on the December 31, 2010 closing share price of $52.52 and the maximum potential payout for Equity Incentive Plan Awards.

(4)

Represents awards under the Performance Share Award Program for 2008, 2009 and 2010, each with a 36-month performance period. Awards for the relevant performance share program period are immediately vested upon determination of the amount earned. As required, this disclosure reflects the maximum potential award payout. Under the Performance Share Award Program, the actual award value can range from zero to the maximum shown. See the “Performance Shares” section of the Compensation Discussion and Analysis on page 26.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Lee M. Thomas	—	—	104,275	4,640,129
Hans E. Vanden Noort	10,500	241,815	35,375	1,548,694
Paul G. Boynton	30,000	444,075	45,525	2,001,891
W. Edwin Frazier, III	60,000	1,073,697	45,525	2,001,891
Charles Margiotta	46,708	1,099,796	40,450	1,775,293

(1)	Represents restricted share awards vesting in 2010 and payouts under the 2007 Class Performance Share Award Program.

PENSION BENEFITS

The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at the earliest eligible retirement age.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Lee M. Thomas	Rayonier Salaried Employees Retirement Plan	n/a	n/a	n/a
	Rayonier Excess Benefit Plan	n/a	n/a	n/a
Hans E. Vanden Noort	Rayonier Salaried Employees Retirement Plan	9.2	282,207	—
	Rayonier Excess Benefit Plan	9.2	421,225	—
Paul G. Boynton	Rayonier Salaried Employees Retirement Plan	11.7	283,467	—
	Rayonier Excess Benefit Plan	11.7	550,722	—
W. Edwin Frazier, III	Rayonier Salaried Employees Retirement Plan	11.6	394,651	—
	Rayonier Excess Benefit Plan	11.6	620,871	—
Charles Margiotta	Rayonier Salaried Employees Retirement Plan	34.7	756,597	—
	Rayonier Excess Benefit Plan	34.7	2,135,445	—

(1)

Determined using the assumptions that applied for FASB ASC Topic 715 disclosure as of December 31, 2010. These assumptions include the RP-2000 mortality table and an interest rate of 5.25%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). None of our named executive officers are currently eligible for an unreduced pension. Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. Mr. Thomas is not eligible for the Retirement Plan because he was hired after January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. Consistent with our desire that salaried employees take a more active role in saving for retirement, this benefit was replaced by an increased retirement contribution under the Rayonier Investment Savings Plan for Salaried Employees for new salaried employees effective January 1, 2006.

For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years.

A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. All of our name executive officers are vested in their accrued benefits. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a member eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a member eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).

A member’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average.

Rayonier has adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the Tax Code Section 415 limitations or whose benefit is limited on account of the Tax Code Section 401(a)(17) limitation on compensation are participants in the Excess Plan. For Mr. Margiotta, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan. We believe the extension of these benefits to executives is consistent with historic and current market practice for companies offering qualified defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Lee M. Thomas	31,850	73,270	14,088	—	346,712
Hans E. Vanden Noort	12,250	7,852	4,427	—	111,469
Paul G. Boynton	13,406	9,117	15,946	—	369,994
W. Edwin Frazier, III	1,800	4,151	2,443	—	58,820
Charles Margiotta	5,383	3,555	6,383	—	147,753

(1)	All executive and company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 30.

(2)

To the extent that a participant was a named executive officer in prior years, executive and company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year. The registrant contribution for Mr. Thomas includes the 3% retirement contribution discussed below since he was hired after January 1, 2006 and is not eligible to participate in the Retirement Plan.

The Rayonier Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. The Company will match such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, the Company will make an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or 0.5% of base salary for employees hired before 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of our defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects our desire that salaried employees take a more active role in planning, saving and investing for retirement.

Rayonier contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment, and are made in the form of Rayonier stock in order to encourage employee share ownership. However, employees are free to transfer Company contributions to other investment options available under the Savings Plan immediately.

The Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to defined contribution plans (401(k)). Participants can contribute up to 6% of total base salary. The Company contributes up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed, and the Rayonier match, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2010 was 4.7%. Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.

The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2010 was 4.6%. Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date.

All named executive officers were eligible and participating in the Excess Savings component of this Plan in 2010. While all named executive officers were eligible, only Mr. Boynton currently has amounts deferred under the Excess Base Salary and Bonus Deferral component.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential termination or change in control payments to named executive officers if a triggering event were to have occurred on December 31, 2010. All payments are as provided under the Executive Plan discussed on page 28 of the Compensation Discussion and Analysis.

Name	Scheduled Severance (1)	Bonus Severance (2)	Pension / 401(k) Benefit (3)	Medical / Welfare, Tax and Outplacement Benefits (4)	Acceleration of Equity Awards (5)	Other	Excise Tax Reimburse- ments (6)
Lee M. Thomas
Voluntary termination	—	—		—	—	—	—
Terminated for cause	—	—		—	—	—	—
Retirement	—	—		—	—	—	—
Change in Control	—	—		—	23,882,333	—	10,174,047
Involuntary or voluntary for good reason termination after change in control	2,715,000	5,100,000	332,190	84,400	—	—	3,364,679
Hans E. Vanden Noort
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	6,051,421	—	2,301,807
Involuntary or voluntary for good reason termination after change in control	1,050,000	1,152,900	672,658	70,238	—	—	1,192,099
Paul G. Boynton
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	6,179,487	—	—
Involuntary or voluntary for good reason termination after change in control	1,500,000	1,267,500	340,085	76,398	—	—	3,096,679
W. Edwin Frazier, III
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	6,051,421	—	2,071,467
Involuntary or voluntary for good reason termination after change in control	1,050,000	1,078,914	820,596	70,250	—	—	1,226,066
Charles Margiotta
Voluntary termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	5,556,233	—	1,725,800
Involuntary or voluntary for good reason termination after change in control	930,000	945,432	613,467	69,844	—	—	1,032,718

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Plan (3 times for Tier I).

(2)

Represents three times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)

Represents the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans and three additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)

Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier of three; (ii) the value of the executives annual tax and financial planning allowance of $25,000 for Mr. Thomas, $15,000 for Mr. Boynton and $10,000 for Messrs. Vanden Noort, Frazier and Margiotta; and, (iii) up to $30,000 in outplacement services.

(5)

For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2010 and the option exercise price. Performance share and restricted stock awards were valued using the closing price of the Company stock on December 31, 2010.

(6)

Upon a change in control, executives may be subject to excise tax under Section 280G of the Tax Code. The Excise Tax Reimbursement column represents the excise tax as well as any excise and income taxes payable as a result of the excise tax reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent, 35 percent federal income tax and 1.45 percent Medicare tax.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 28, which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table on page 36. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to our tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table on page 35.

A termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by our Board; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.

The Company may condition payment of a portion of an executive’s severance benefits (generally, up to three times base salary) upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging the Company or its products; competing directly with the Company; inducing clients from reducing or terminating their business with the Company; or inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by the Company to enforce such covenants.

Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Tax Code Section 409A, which regulates deferred compensation. The Company has established two rabbi trusts related to the Executive Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Plan were the Company not to meet its obligations. The Company has transferred $250,000 per participant to this trust. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Plan.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Our directors are subject to a minimum share ownership requirement similar to the requirement for our executive officers.

Cash Compensation Paid to Non-Management Directors

Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2010-2011 period, each non-management director receives the following cash compensation (which is prorated for partial year service): (i) an annual cash retainer of $50,000, payable in equal quarterly installments; (ii) an additional annual cash retainer of $10,000 for the Audit and Compensation Committee chairs and $5,000 for the chair of the Nominating Committee, payable in equal quarterly installments; (iii) meeting fees of: (A) $2,000 per Board meeting attended, (B) $2,000 per Audit Committee meeting attended and (C) $1,500 per Committee meeting attended, other than the Audit Committee; (iv) $2,000 for each trip taken at the request of management to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management. The fee for a director participating by telephone in a non-telephonic meeting of the Board or any Committee is half of the otherwise applicable fee.

Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).

Annual Equity Awards

For the 2010-2011 period, each non-management director received a restricted stock award of 1,700 shares, equivalent to $75,000 based on grant date value (which is prorated for partial year service) vesting on the one year anniversary of the date of grant (May 19, 2011) assuming continued service through the vesting period. Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate. A comparable 2011-2012 restricted stock award for non-management directors is expected to be made after the Annual Meeting.

Other Fees

Fees for the Lead Director are established by the Board upon the recommendation of the Nominating Committee. The current annual cash retainer for the Lead Director is $20,000, payable in equal quarterly installments.

Other Compensation and Benefits

The Directors’ Charitable Award Program, established in 1995 and, discontinued for new directors effective January 1, 2004, allowed directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company. Only three current directors participate in this program, Messrs. Kirk, Sloane and Townsend. Eight retired directors also participate. The Company has acquired joint life insurance contracts on the lives of eligible participants, the proceeds of which will be adequate to fund the necessary contributions to The Rayonier Foundation, as well as the premium costs of the contracts. Directors receive no financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to the Company.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2010 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)		Total ($)
Boynton, Paul G. (2)	—		—	—		—
Brown, II, C. David	87,500		75,038	3,050	(3)	165,588
Bush, John E.	90,500		75,038	3,050	(3)	168,588
Gaumond, Mark E.	16,973		41,233	—		58,206
Hance, Jr., James H.	22,500		—	3,050	(3)	25,550
Kincaid, Richard D.	87,750		75,038	3,050	(3)	165,838
Kirk, Jr., Paul G.	91,733	(4)	89,377	2,801	(3)	183,911
Martin, V. Larkin	97,500		75,038	6,797	(3)	179,335
Oskin, David W.	94,500		75,038	3,050	(3)	172,588
Sloane, Carl S.	91,500		75,038	43,116	(5)	209,654
Thomas, Lee M. (2)	—		—	—		—
Townsend, Ronald	92,753	(6)	75,038	41,211	(5)	209,002

(1)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 18 “Incentive Stock Plans” included in the notes to our financial statement in our 2010 Annual Report on Form 10-K. All awards reflect the May 2010 awards of 1,700 shares of restricted stock to each director, except Mr. Gaumond’s award reflects a grant of 783 shares of restricted stock granted upon his joining the Board in November 2010 and Mr. Kirk’s award reflects an additional grant of 337 shares of restricted stock granted upon his re-joining the Board in March 2010.

(2)

Messrs. Boynton and Thomas, as executive officers of Rayonier, were not compensated for service as a director. See the Summary Compensation Table on page 30 for compensation information relating to Messrs. Boynton and Thomas during 2010.

(3)

Represents accrued dividends and interest on restricted stock awards during 2010 and $3,747 in spousal travel expenses (which includes a tax gross-up of $1,481) for Ms. Martin and $1,578 in spousal travel expenses (which includes a tax gross-up of $629) for Mr. Kirk.

(4)	Includes $17,247 in Lead Director fees.

(5)

Represents accrued dividends and interest on restricted stock awards during 2010, $1,905 in spousal travel expenses (which includes a tax gross-up of $759) for Mr. Sloane and a $38,161 life insurance premium associated with the Directors’ Charitable Award Program as discussed above under “Other Compensation and Benefits”. For Mr. Kirk, the only other director eligible to participate in the Directors’ Charitable Award Program, policy premiums were paid prior to 2010. Additional policy premiums may be required in the future based on insurance company crediting rates.

(6)	Includes $253 in Lead Director fees.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
BlackRock Inc 55 East 52nd Street New York, NY 10055	8,512,843	(1)	10.57%

First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	4,211,628	(2)	5.22%

(1)	Holdings and percent of class as of December 31, 2010 as reported to the SEC on Schedule 13G/A on January 10, 2011, indicating sole voting and dispositive power over all shares.

(2)

Holdings and percent of class as of December 31, 2010 as reported to the SEC on Schedule 13G/A on February 11, 2011, indicating sole voting power over 4,107,037 shares and sole dispositive power over 4,211,628 shares.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the Common Shares beneficially owned as of March 1, 2011 by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Shares listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (1)	(D) Sum of Columns (A) and (C) as Percent of Class
Paul G. Boynton	166,226	(2)	*	117,833	*
C. David Brown, II	9,018	(3)	*	-0-	*
John E. Bush	3,896	(3)	*	-0-	*
Mark E. Gaumond	783	(3)	*	-0-	*
Richard D. Kincaid	10,076	(3)(4)	*	-0-	*
Paul G. Kirk, Jr.	19,744	(3)	*	-0-	*
V. Larkin Martin	5,872	(3)	*	-0-	*
David W. Oskin	3,471	(3)	*	-0-	*
Carl S. Sloane	21,462	(3)	*	-0-	*
Lee M. Thomas	206,731	(2)(3)	*	215,923	*
Ronald Townsend	9,925	(3)(5)	*	-0-	*
W. Edwin Frazier, III	125,973	(2)	*	87,167	*
Charles Margiotta	127,109	(2)	*	69,657	*
Hans E. Vanden Noort	103,538	(2)	*	87,267	*
Directors and executive officers as a group (18 persons)	963,194	(2)(3)	1.19%	694,925	2.04%

*	Less than 1%.

(1)

Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after March 1, 2011 are deemed to be beneficially owned as of March 1, 2011.

(2)

Includes the following share amounts allocated under the Savings Plan to the accounts of: Mr. Thomas, 973; Mr. Boynton, 6,369; Mr. Frazier, 371; Mr. Margiotta, 6,036; Mr. Vanden Noort, 4,407; and all directors and executive officers as a group, 46,289.

(3)

Includes outstanding unvested restricted stock awards as follows: Mr. Gaumond, 783; Ms. Martin and Messrs. Brown, Bush, Kincaid, Kirk, Oskin, Sloane and Townsend, 1,700; Mr. Thomas, 25,000; and all directors and executive officers as a group, 39,383.

(4)	Includes 8,376 shares held by brokers in margin loan accounts whether or not there are loans outstanding.

(5)	Includes 7,725 shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities law requires each director, executive officer and person owning more than ten percent of the Company’s outstanding Common Shares to file with the SEC an initial report of ownership and subsequent reports of changes in ownership of any equity securities of the Company. To our knowledge, based solely on representations by these individuals that no additional reports needed to be filed, all required reports were filed during 2010 on a timely basis by or on behalf of all persons subject to these requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our June 2003 and October 2005 3-for-2 stock splits and our December 2003 special stock dividend.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	3,147,594	(1)	$37.35	929,411	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	3,147,594		$37.35	929,411

(1)

Consists of 1,755,429 outstanding stock options awarded under the 1994 Incentive Stock Plan and the Rayonier Incentive Stock Plan and 1,392,165 performance shares (assuming maximum payout) awarded under the Rayonier Incentive Stock Plan.

(2)	Consists of shares available for future issuance under the Rayonier Incentive Stock Plan.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office for such terms as determined by the Board. The information set forth below includes the current executive officers of the Company who are not also serving as directors.

W. Edwin Frazier, III, 53, Senior Vice President, Chief Administrative Officer and Corporate Secretary—Mr. Frazier joined Rayonier in 1999 as Assistant General Counsel, was promoted to Associate General Counsel in 2000 and elected Corporate Secretary in 2001. He was named Vice President, Governance and Corporate Secretary in 2003, Senior Vice President, Administration and Corporate Secretary in July 2004 and was promoted to his current position in January 2008. From 1991 to 1999, Mr. Frazier was a member of the legal department of Georgia-Pacific Corporation (a global manufacturer and marketer of tissue, packaging, paper, building products and related chemicals), last serving as Chief Counsel, Corporate. Prior to that, he practiced corporate law with Troutman Sanders in Atlanta. Mr. Frazier holds a B.S. in Business Administration from the University of Tennessee, a J.D. from Emory University and graduated from the Harvard University Graduate School of Business Advanced Management Program.

Michael R. Herman, 48, Vice President, General Counsel and Assistant Secretary—Mr. Herman joined Rayonier in 2003 as Vice President and General Counsel and was elected to his current position in October 2003. Prior to joining Rayonier, he served as Vice President and General Counsel of GenTek Inc. (a publicly-traded global manufacturing conglomerate) and in other positions in GenTek’s legal department from 1992 to August 2003. GenTek filed a voluntary petition for protection under Chapter 11 of the Federal Bankruptcy Code in the Bankruptcy Court for the District of Delaware in October 2002, and the Bankruptcy Court approved a plan of reorganization in November 2003 which resulted in GenTek’s emergence from bankruptcy. Mr. Herman was previously counsel to IBM’s Integrated Systems Solutions Corporation and an associate with the law firm of

Shearman & Sterling. He holds a B.A. in Economics and English from Binghamton University and a J.D. from St. John’s University School of Law.

Joseph L. Iannotti, 51, Vice President and Corporate Controller—Mr. Iannotti joined Rayonier in April 2001 as Assistant Controller, Financial Reporting and was elected to his current position in June 2007. Prior to joining Rayonier, Mr. Iannotti was with Bowater Incorporated (a publicly-traded producer of a wide range of newsprint, commercial printing papers, market pulp and wood products) for 13 years, the last eight as Director, Corporate Accounting and Reporting. Prior to that, he was an Audit Associate with PricewaterhouseCoopers. Mr. Iannotti holds a BS in Accounting from Sacred Heart University, a Master of Finance from Fairfield University and is a Certified Public Accountant.

Carl E. Kraus, 63, Senior Vice President, Finance—Mr. Kraus joined Rayonier as Senior Vice President, Finance in 2005. Prior to joining Rayonier, he served as Senior Vice President, Chief Financial and Investment Officer and Treasurer of Kramont Realty Trust (a shopping center REIT) from 2002 until it was acquired in 2005 and as Chief Financial Officer for Philips International Realty Corp. (a shopping center REIT) from 1999 to 2002. Mr. Kraus graduated from Temple University and is a Certified Public Accountant.

Jack M. Kriesel, 56, Senior Vice President, Performance Fibers—Mr. Kriesel joined Rayonier in 1978, was named Vice President & General Manager, Jesup Mill in November 2001, Vice President, Marketing & Strategic Sourcing in May 2004, Vice President, Marketing & Research in November 2006, Vice President, Marketing, Research and Strategic Sourcing in November 2008 and was elected to his current position effective November 2009. Mr. Kriesel graduated from Washington State University and from the Harvard University Graduate School of Business Advanced Management Program.

Charles Margiotta, 58, Senior Vice President, Real Estate—Mr. Margiotta joined Rayonier in 1976, was named Managing Director, Rayonier New Zealand in 1992, Vice President, Forest & Wood Products in 1997, Vice President, Corporate Development & Strategic Planning in 1998, Senior Vice President, Business Development in May 2005, and was elected to his current position in May 2008. Mr. Margiotta holds a B.B.A. from Pace University and graduated from the Harvard University Graduate School of Business Advanced Management Program.

Hans E. Vanden Noort, 52, Senior Vice President and Chief Financial Officer—Mr. Vanden Noort joined Rayonier as Corporate Controller in 2001, was elected Senior Vice President and Chief Accounting Officer effective August 2005 and was elected to his current position in July 2007. Prior to joining Rayonier, he held a number of senior management positions with Baker Process, a division of Baker Hughes, Inc. (a manufacturer of oilfield service equipment and supplies), most recently as Vice President of Finance and Administration. Prior to that, he was with the public accounting firm of Ernst & Young. Mr. Vanden Noort holds a B.B.A. in accounting from the University of Cincinnati, an M.B.A. from the University of Michigan and is a Certified Public Accountant.

ITEM 2—ADVISORY VOTE ON “SAY ON PAY”

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules of the SEC, we are providing our shareholders with an advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, beginning with the Executive Summary on pages 16 and 17, and in the tables and other narrative disclosure in this Proxy Statement.

As described in detail in such disclosures, our executive compensation programs are designed to attract, motivate and retain the highest quality leaders, and to focus them on the creation of long-term shareholder value. In 2010, our shareholders enjoyed a 30% return, as we grew earnings significantly, allowing an increase in our regular dividend. Our compensation programs provide a substantial majority of the named executive officers’ compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards. We believe this properly aligns the interests of our executives with those of our shareholders, and with the long-term interests of the Company.

This proposal provides shareholders with the opportunity to endorse or not endorse our compensation arrangements for named executive through the following resolution:

“RESOLVED, that the Company’s Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and any related material).”

While this vote is not binding on our Board of Directors, the Board values the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—ADVISORY VOTE ON “SAY WHEN ON PAY”

In accordance with the Dodd-Frank Act, we are providing our shareholders with an advisory vote as to the frequency of future advisory shareholder votes on the compensation of our named executive officers, as disclosed in our proxy statements pursuant to SEC rules. Specifically, shareholders may express their preference as to whether such advisory votes should be held every one, two or three years.

Our Board of Directors recognizes the value of receiving regular input from our shareholders on important issues, including senior executive compensation. As described in this Proxy Statement, the compensation programs for our named executive officers emphasize long-term value creation and specifically measure total shareholder return performance in comparison to our peers over three-year periods. However, since the process of seeking shareholder input on senior executive compensation in the form of an advisory vote is untested, our Board of Directors, after careful consideration, has concluded that an advisory shareholder vote every year is appropriate at this time. Note that shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own preference among the frequency options.

This proposal provides shareholders with the opportunity to express their preferred voting frequency for future Say on Pay advisory votes by choosing the option of one year, two years or three years in response to the following resolution:

“RESOLVED, that the Company’s Shareholders recommend on an advisory basis, by their vote on this resolution, whether a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in the Company’s proxy statements, should occur every one, two or three years.”

While this vote is not binding on our Board of Directors, the Board values the opinions of our shareholders and will take into account the outcome of the vote when considering the frequency of future Say on Pay advisory votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY FUTURE ADVISORY “SAY ON PAY” VOTES SHOULD OCCUR.

ITEM 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 17, 2011, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011. Although submission of the appointment for ratification by the shareholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2011.

Representatives of Deloitte & Touche will attend the Annual Meeting and have the opportunity to make a statement and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is currently composed of six directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on the Company’s website at www.rayonier.com. The Committee held nine meetings during 2010.

The Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2010 with management and with Deloitte & Touche, the Company’s independent registered public accounting firm for 2010. In addition, the Committee has held discussions with Deloitte & Touche covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Committee has also received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, and has held discussions with Deloitte & Touche regarding their independence.

The Committee discussed with the Company’s chief internal audit executive, and with Deloitte & Touche representatives, the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive and with representatives of Deloitte & Touche at five meetings of the Committee in 2010. The Committee also held five regularly scheduled private meetings with the Company Ombudsman. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by the Sarbanes-Oxley Act of 2002.

In reliance on the Committee’s reviews and discussions with management, and the independent registered public accounting firm as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report is furnished by the members of the Audit Committee.

Richard K. Kincaid Chair	Mark E. Gaumond
C. David Brown, II	Paul G. Kirk, Jr.
John E. Bush	V. Larkin Martin

Audit Committee Financial Expert

The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Richard D. Kincaid is independent of management and qualifies as an audit committee financial expert.

Information Regarding Independent Registered Public Accounting Firm

Deloitte & Touche has served as the Company’s independent registered public accounting firm since 2002. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its shareholders.

Deloitte & Touche billed the Company the following fees for services performed in fiscal 2010 and 2009:

	2010	2009
Audit fees	$1,077,940	$1,425,749
Audit-related fees	7,150	7,150
Tax fees	338,920	441,087
All other fees	—	—

	$1,424,010	$1,873,986

Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, accounting research and consents for SEC filings.

Audit-related services include services such as internal control reviews and transaction-related fees.

Tax fees include income tax services other than those directly related to audit of the tax accrual.

The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

All fiscal 2010 services provided by the independent registered public accountant were pre-approved in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix A.

ITEM 5—SHAREHOLDER PROPOSAL REQUESTING THE BOARD TO TAKE THE STEPS NECESSARY TO ELIMINATE ITS CLASSIFIED STRUCTURE

We have been notified that Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, CO 80202-2917, expects to introduce and support the following proposal at the Annual Meeting. He has provided certification indicating that, as of December 2, 2010, he was the beneficial owner of 994 of the Company’s Common Shares and that he intends to maintain such ownership through the date of the Annual Meeting. Based on the preceding information, Mr. Armstrong owned a total of less than 0.01% of the total Common Shares outstanding as of December 2, 2010.

SHAREHOLDER PROPOSAL

RESOLUTION—That the shareholders of RAYONIER INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

SUPPORTING STATEMENT

In the 2008 annual meeting, 30,133,955 shares—worth $1,342,166,355.70 on the date of the meeting, representing 64.71% of the shares voted on this proposal, were voted in favor. 16,147,311 shares, including shares of many unmarked proxies, and shares owned by management and Board members were voted “against.”

Despite this significant vote, our Directors failed to initiate the adoption of one-year terms for all Directors.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

STATEMENT OF THE RAYONIER BOARD OF DIRECTORS IN OPPOSITION

TO THE PROPOSAL REQUESTING THE BOARD TO TAKE THE STEPS NECESSARY TO ELIMINATE ITS CLASSIFIED STRUCTURE

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

Our classified board structure, whereby roughly one-third of our directors stand for election each year, is designed to provide stability, protect independence, prevent sudden disruptive changes to the Board’s composition, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with our Company, our businesses and our strategic goals and values.

Our Nominating Committee, comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including board structure. As a result, the Nominating Committee and the Board have, both before the 2008 Annual Meeting and thereafter, carefully considered the benefits and concerns of a classified board structure, including those raised in the proponent’s statement in support of this proposal. For the reasons discussed below, the Board continues to feel that its classified structure is in the best interests of the Company and our shareholders.

Stability and Continuity. While the economic and regulatory environments in which we operate are constantly evolving, the Company’s businesses are managed for long-term value creation. The Board believes that the continuity made possible by the classified board structure is especially valuable given the long-lived nature of our assets, and that the Company and its shareholders have benefited greatly from this long-term focus. As shown in the Total Shareholder Return chart on page 16 of this Proxy Statement, the Company’s total shareholder return has significantly outperformed the S&P 500 Index, the S&P 1500 Paper & Forest Products Index and the NAREIT Equity REIT Index over the last five years. This superior performance reflects the benefits of our Board’s commitment to enhancing shareholder value over the long-term.

Independence. We believe that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors by protecting them against pressure from special interest groups who might have a short-term agenda contrary to the long-term interests of shareholders. We believe that directors who are able to function independently and with a long-term perspective are critical to our continued success in delivering shareholder value.

Accountability. We disagree with Mr. Armstrong’s assertion that a classified board structure makes directors less accountable to shareholders. All directors, regardless of the length of their term of office, are required to uphold their fiduciary duties to the Company and its shareholders. We believe that the experience and personal integrity of individual directors are more important to effective board governance than annual elections, and that our classified structure strengthens the ability of the Company to attract and retain high quality directors who are willing to make the significant commitment of time and effort to the Company and its shareholders that effective board service requires.

Protection Against Inadequate Offers for the Company. Perhaps most importantly, the Board believes that its classified structure protects our Company from potential hostile acquirers or arbitragers with only a short-term focus. Although the classified board structure does not insulate the Company from acquisition or changes in

Board composition, and does not alter the fiduciary responsibility of our directors in responding to any such efforts, it does ensure that any person seeking to effect a change in control of the Company must either negotiate with the Board or state his or her case directly to shareholders over at least two annual meetings. The Board believes that, by providing that at least two-thirds of independent directors possess an historical perspective of the Company’s businesses and strategy, the classified structure ensures that the Board is well positioned to evaluate any potential transaction and act in the best interests of shareholders to maximize value, particularly in the context of a hostile takeover.

Contrary to the general assertions of opponents of classified boards, our classified board structure has not been a deterrent to orderly and significant change in the composition of the Board. Over the past 10 years, eleven new directors have been elected and served on our Board. This orderly evolution of Board composition is expected to continue, in part due to the mandatory retirement age provision of our Corporate Governance Principles.

It is important to note that shareholder approval of this proposal would not in itself declassify our Board, but would advise our Board that a majority of our shareholders voting at the meeting favor the proposal and would like the Board to take the necessary steps to remove our classified board structure. However, to effectuate such a change under North Carolina law, the Board would be required to first authorize amendments to our Amended and Restated Articles of Incorporation, which would then be submitted to shareholders for approval.

After consideration and discussion of this proposal, the Board has unanimously determined that retention of our classified board structure continues to be in the best interests of our Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL REQUESTING THE BOARD TO TAKE THE STEPS NECESSARY

TO ELIMINATE ITS CLASSIFIED STRUCTURE.

MISCELLANEOUS

Annual Report

A copy of our Annual Report, which includes the 2010 Annual Report on Form 10-K (without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice.

We will send a copy of our 2010 Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:

Rayonier Inc.

Shareholder Relations

1301 Riverplace Boulevard

Suite 2300

Jacksonville, FL 32207, USA

(904) 357-9100

Delivery of Materials to Shareholders Sharing an Address

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that shareholder may do so by contacting Broadridge Householding Department via telephone at 1-800-542-1061 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any shareholder currently sharing an address with another shareholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS

W. EDWIN FRAZIER, III Senior Vice President, Chief Administrative Officer and Corporate Secretary

APPENDIX A

Rayonier Audit Committee

Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1. The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2. The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3. When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4. The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a. Required audits of wholly-owned subsidiaries of the Company,

b. Consent letters,

c. Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d. Annual audits of the Company’s defined benefit and savings plans,

e. Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and

f. Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

A-1

VOTE BY INTERNET - www.proxyvote.com
RAYONIER INC. ATTN: W. Edwin Frazier, III 1301 Riverplace Blvd. Suite 2300 JACKSONVILLE, FL 32207	Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

1	Paul G. Boynton	☐	☐	☐

2	Mark E. Gaumond	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain

3	David W. Oskin	☐	☐	☐	5 Approval of a shareholder proposal asking the Board to take the steps necessary to eliminate its classified structure	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	Approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in the Proxy Statement	☐	☐	☐	NOTE: Properly executed proxies will be voted on such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

3	To recommend, by non-binding vote, the frequency of future non-binding votes on the compensation of our named executive officers ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company	☐	☐	☐

Please sign your name where indicated below, including any joint owners. If signing as an attorney, executor, administrator or other fiduciary, please give your full title. If signing as an entity, please have an authorized signatory sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

RAYONIER INC.
PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Rayonier Inc. for the Annual Meeting on May 19, 2011

By signing this card, I (we) hereby (i) authorize LEE M. THOMAS, W. EDWIN FRAZIER, III, and MICHAEL R. HERMAN, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct State Street Bank & Trust, Trustee under the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Inc. Savings Plan for Non-Bargaining Unit Hourly Employees at Certain Locations, the Rayonier-Jesup Mill Savings Plan for Hourly Employees and the Rayonier Inc.-Fernandina Mill Savings Plan for Hourly Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which come before the Annual Meeting of Shareholders of Rayonier to be held at the Crowne Plaza Hotel, 1201 Riverplace Boulevard, Jacksonville, Florida on Thursday, May 19, 2011 at 4:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The shares represented by this proxy when properly executed by the Shareholder(s) will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees, “FOR” proposals 2 and 4, “ONE YEAR” for proposal 3, and “AGAINST” proposal 5. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

(Continued, and to be signed and dated, on reverse side.)